9422FL(O502)

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No-LAPSE GUARANTEE RIDER

We, National Life Insurance Company, guarantee that the policy will not lapse if and as long as the Conditions of this Rider are met. This no-lapse guarantee ensures that a
Death Benefit, and the Additional Protection Benefit of any Rider for Additional
Protection Benefit attached to the policy, will be payable under the policy for as long as this rider remains in force.

The date of issue of this rider is the policy Date of Issue.

MONTHLY GUARANTEE PREMIUM

The Monthly Guarantee Premium specific to this rider is stated in the Data Section. It is subject to change upon increases or decreases in Face Amount, a change in the
Death Benefit Option of the policy, and additions or deletions of rider coverages.

CONDITIONS OF THIS RIDER

To keep this rider in force, the Cumulative General Account Premium must equal at least the Cumulative Monthly Guarantee Premium. Compliance with this condition will be determined on every Monthly Policy Date.

The Cumulative General Account Premium on the Date of Issue is the premium paid into the General Account on the Date of Issue, if any.

On all subsequent Monthly Policy Dates, the Cumulative General Account Premium
will be the sum of the following:

1. the Cumulative General Account Premium on the most recent prior Monthly
Policy Date, accumulated with interest for one full month at the No-Lapse
Guarantee Interest Rate shown in the Data Section; plus
2. General Account Cash Flow between the most recent prior Monthly Policy
Date and the current Monthly Policy Date, accumulated with interest for one full month at the No-Lapse Guarantee Interest Rate; plus
3. General Account Cash Flow on the current Monthly Policy Date.

The General Account Cash Flow is:

1. premium paid into the General Account; plus
2. Accumulated Value, divided by 0.9675, transferred into the non-loaned portion of the General Account; minus
3. Accumulated Value, divided by 0.9675, transferred or withdrawn from the non-loaned portion of the General Account.

National Life Insurance Company
One National Life Drive	Montpelier, Vermont 05604 (802) 229-3333

9422FL(0502)

The Cumulative Monthly Guarantee Premium on the Date of Issue is the Monthly
Guarantee Premium on the Date of Issue.

On all subsequent Monthly Policy Dates, the Cumulative Monthly Guarantee
Premium will be the sum of the following:

1. the Cumulative Monthly Guarantee Premium on the most recent prior
Monthly Policy Date accumulated with interest for one month at the No-
Lapse Guarantee Interest Rate; plus
2. the Monthly Guarantee Premium in effect on the current Monthly Policy
Date.

If on any Monthly Policy Date the Cumulative General Account Premium is less than the Cumulative Monthly Guarantee Premium, we will automatically transfer enough
Accumulated Value from the sub-accounts of the Separate Account, on a pro rata basis from all sub-accounts, into the General Account to satisfy the Conditions of this
Rider. If the Accumulated Value in the sub-accounts is insufficient to satisfy the
Conditions of this Rider, all of the Accumulated Value in the sub-accounts will be transferred to the General Account, and a Notice of Pending Termination of this
Rider will be sent to the Owner.

INTERACTION WITH WAIVER BENEFITS

If the company is waiving Monthly Deductions according to the terms of a rider attached to the policy, then the Monthly Guarantee Premiums due while Monthly
Deductions are being waived will be zero.

Monthly Guarantee Premiums due while the company is crediting specified premiums to the policy according to the terms of a rider attached to the policy will be set equal to those specified premiums being credited.

IMPACT OF WITHDRAWALS, POLICY LOANS, AND TRANSFERS

Withdrawals, policy loans, and transfers from the General Account will impact the calculation described in Conditions of this Rider. If a withdrawal, policy loan, or transfer from the General Account leaves the policy out of compliance with the
Conditions of this Rider, a Notice of Pending Termination of this Rider will be sent to the Owner.

While this rider is in force, the policy provision limiting the transfer of Accumulated
Value from the General Account to the Separate Account to only once during any
Policy Year will be relaxed to allow any Accumulated Value in the General Account in excess of the amount necessary to satisfy the Conditions of this Rider to be transferred to the Separate Account at any time.

National Life Insurance Company
One National Life Drive Montpelier, Vermont 05604	(802) 229-3333
9422FL(OS02)		Page 2

IMPACT ON ALLOCATION OF MONTHLY DEDUCTIONS

While this rider is in force, Monthly Deductions will be deducted entirely from Accumulated Value in the General Account.

COST OF THIS RIDER

The monthly cost of this rider is shown in the Data Section. It is based on the Face Amount of the policy and the Rider Sum Insured of any Rider for Additional Protection Benefit attached to the policy. If, while this rider is in force, any increase or decrease in the Face Amount or in the Rider Sum Insured is made, the monthly cost of this rider for the impacted coverage segment will correspondingly increase or decrease.

The monthly cost of this rider will be deducted from the Accumulated Value of the policy in the same manner as is the Monthly Deduction.

SUSPENSION OF MONTHLY DEDUCTIONS

If the non-loaned Accumulated Value in the General Account is less than a Monthly
Deduction due we will apply all of the non-loaned Accumulated Value in the General
Account toward the Monthly Deduction due, and the unpaid balance of that Monthly
Deduction and all subsequent Monthly Deductions will thereafter be deferred until such time as the General Account has enough non-loaned Accumulated Value to cover the assessment of Monthly Deductions in arrears.

Monthly Deductions in arrears will not be accumulated with interest. Monthly
Deductions in arrears will not decrease the Accumulated Value in the General
Account below zero, and Cost of Insurance Charges for the policy will not otherwise reflect Monthly Deductions in arrears.

Upon the death of the Insured, we will waive that portion of any Monthly Deductions then in arrears. Otherwise, Monthly Deductions in arrears will be due upon termination of this rider.

SUICIDE LIMITATION

If the Insured dies within two years of the date of issue of this rider as the result of suicide, while sane or insane, we will pay only the sum set forth in the Suicide
Limitation provision of the policy. Payment will be made to the Beneficiary.

National Life Insurance Company
One National Life Drive	Montpelier, Vermont 05604 (802) 229-3333

9422FL(0502)

INCONTESTABILITY

After this rider has been in force during the life of the Insured for two years from its date of issue, we will not contest it.

CONSIDERATION

This rider is issued in consideration of the application for this rider and the monthly cost of this rider. This rider and a copy of the application for this rider will become part of the policy on its date of issue.

NOTICE OF PENDING TERMINATION OF THIS RIDER

If on any Monthly Policy Date the Conditions of this Rider are not met, the Owner will be sent notice that unless the premium described below is paid during the first
61 days measured from the date we mailed such notice, this rider will terminate. The required premium will be the minimum premium sufficient to satisfy the Conditions of this Rider on the Monthly Policy Date two months following the Monthly Policy
Date on which the failure to meet the Conditions of this Rider prompted the mailing of such notice.

Premiums received following the mailing of a Notice of Pending Termination of this
Rider will be directed to satisfy the Conditions of this Rider outlined in said Notice until such Conditions are satisfied. Any premium received in excess of the amount needed to satisfy these Conditions will be directed according to the Premium
Allocation designation of the policy.

TERMINATION OF THIS RIDER

This rider will terminate on the earliest of:

1. the end of the 61st day following our mailing of a Notice of Pending Termination of this Rider, if prior to that time the premium described in Notice of Pending Termination of this Rider is not paid; or
2. the date the policy terminates. If the policy is reinstated, this rider will not be reinstated; or
3. any Monthly Policy Date requested, if before that date we receive at our Home Office written request for termination of this rider.

National Life Insurance Company
One National Life Drive Montpelier, Vermont 05604	(802) 229-3333
9422FL(0502)		Page 4

When this rider terminates:

1.	all rights under this rider will cease; and

2.	there will be no further monthly costs for this rider; and

3.	it cannot be reinstated; and

4.	the policy will be considered separate and complete without this rider; and

5.	all future Monthly Deductions on the policy will be taken from the General Account and all sub-accounts of the Separate Account on a pro rata basis.

If this rider terminates while the Cash Surrender Value of the policy is zero, the policy may enter a Grace Period and an additional payment, as determined by the
Grace Period provision of the policy, may be required to keep the policy in force.

Signed for National Life Insurance Company at Montpelier, Vermont, as of the date of issue of this rider, by

National Life Insurance Company

One National Life Drive Montpelier, Vermont 05604 (802) 229-3333

9422FL(0502)